EXHIBIT 9.2
                       GRANTHAM, MAYO, VAN OTTERLOO & CO.

                         Notification of Fee Waiver and
                               Expense Limitation


         NOTIFICATION made May __, 1996 by GRANTHAM, MAYO, VAN OTTERLOO & CO., a Massachusetts general partnership (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and

         WHEREAS, the Advisor believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Advisor's fee as investment advisor to each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds"); and

         WHEREAS, the Advisor has agreed to furnish certain services or to bear the costs thereof so as to enable the Funds to offer competitive returns with respect to investments in the Funds.

         NOW, THEREFORE, pursuant to Section 3 of each Management Contract (each a "Management Contract") currently in effect between the Advisor and the Trust, on behalf of each Fund, the Advisor hereby notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation due under each Management Contract, and, if necessary, bear the expenses of each Fund (excluding Shareholder Service Fees, brokerage commissions, extraordinary expenses (including taxes), securities lending fees and expenses and transfer taxes and, in the case of the GMO Emerging Markets, GMO Emerging Country Debt Fund and GMO Global Hedged Equity Fund, excluding custodial fees and, in the case of GMO Global Hedged Equity Fund only, also excluding hedging transaction fees) to the extent required to limit the expense of the relevant Fund to the following annual rate of such Fund's average daily net asset value:


GMO Core Fund                                       .33%         GMO Japan Fund                                      .54%
GMO Tobacco-Free Core Fund                          .33%         GMO Emerging Markets Fund                           1.05%%
GMO Value Allocation Fund                           .46%         GMO Global Hedged Equity Fund                       .50%
GMO Growth Allocation Fund                          .33%         GMO Domestic Bond Fund                              .10%
GMO U.S. Sector Allocation Fund                     .33%         GMO Short-Term Income Fund                          .05%
GMO Core II Secondaries Fund                        .33%         GMO International Bond Fund                         .25%
GMO Fundamental Value Fund                          .60%         GMO Currency Hedged International Bond              .25%
                                                                 Fund
GMO Conservative Equity Fund                        .33%         GMO Global Bond Fund                                .19%
GMO International Core Fund                         .54%         GMO Emerging Country Debt Fund                      .35%
GMO Currency Hedged International Core Fund         .54%         GMO Core Emerging Country Debt Fund                 .30%
GMO Foreign Fund                                    .60%         GMO REIT Fund                                       1.25%%
GMO International Small Companies Fund              .60%         Pelican Fund                                        .80%

         The Advisor hereby further notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation under the Management Contract relating to the GMO Emerging Markets Fund to an annual rate of .83% of that Fund's average daily net asset value, regardless of the level of the Fund's other expenses.

         Please be advised that all previous notifications by the Advisor with respect to expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

         IN WITNESS WHEREOF, the Advisor has executed this Notification of Expense Limitation on the day and year first above written.

                                           GRANTHAM, MAYO, VAN OTTERLOO & CO.


                                           By:
                                                    Title: Partner


The foregoing is hereby accepted:

GMO TRUST
on behalf of each
Fund named above


By:
      Title: President-Quantitative


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